

                       Exhibit 28 Consolidated Schedule P


Schedule P - Part 1      OLD REPUBLIC INTERNATIONAL CORPORATION CONSOLIDATED - GRAND TOTAL - ($ in thousands)   (a)

 Premiums
were earned                                         Allocated             Unallocated             Loss & Loss
 & Losses     Premiums       Loss       Salvage   Loss Expense            Loss Expense              Expense             # of Claims
 incurred      Earned      Payments    Received     Payments     Ratio      Payments     Ratio     Payments     Ratio   Outstanding
----------- -----------  -----------  ----------  ------------  --------  ------------  --------  -----------  -------- ------------
  Prior      $8,817,840   $5,200,664    $267,583      $668,720    12.86%      $230,176     4.43%   $6,099,560    69.17%      XXX
   1995         850,211      442,952      25,894        59,187    13.36%        33,164     7.49%      535,303    62.96%      XXX
   1996         846,760      491,558      29,384        63,886    13.00%        39,092     7.95%      594,536    70.21%      XXX
   1997         879,848      571,551      37,231        73,877    12.93%        41,042     7.18%      686,470    78.02%      XXX
   1998         867,430      585,935      38,969        65,727    11.22%        46,117     7.87%      697,779    80.44%      XXX
   1999         815,115      556,983      41,192        47,622     8.55%        59,808    10.74%      664,413    81.51%      XXX
   2000         812,907      489,728      31,658        47,373     9.67%        54,924    11.22%      592,025    72.83%      XXX
   2001         940,884      510,120      28,341        44,049     8.64%        51,703    10.14%      605,872    64.39%      XXX
   2002       1,103,127      436,703      27,764        34,401     7.88%        54,183    12.41%      525,287    47.62%      XXX
   2003       1,288,949      397,029      30,688        18,923     4.77%        50,796    12.79%      466,748    36.21%      XXX
   2004       1,509,312      260,988      18,586         6,743     2.58%        48,650    18.64%      316,381    20.96%      XXX
            -----------  -----------  ----------  ------------  --------   -----------  --------  -----------  -------- ------------
 Totals     $18,732,383   $9,944,211    $577,290    $1,130,508    11.37%      $709,655     7.14%  $11,784,374    62.91%      XXX
            ===========  ===========  ==========  ============  ========   ===========  ========  ===========  ======== ============


(a) Prepared in accordance with the 2004 guidelines set by the NAIC.












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


                       Exhibit 28 Consolidated Schedule P


Schedule P - Part 1      OLD REPUBLIC INTERNATIONAL CORPORATION CONSOLIDATED - GRAND TOTAL - ($ in thousands)   (a)

 Premiums                            Total Loss
were earned                Unpaid      & Loss
 & Losses      Unpaid       Loss       Expense      2004
 incurred      Losses      Expense    Incurred     Ratio
----------- -----------  ----------  -----------  --------
  Prior        $489,851     $51,193   $6,640,604    75.31%
   1995          18,004       2,705      556,012    65.40%
   1996          18,577       2,013      615,126    72.64%
   1997          19,240       3,340      709,050    80.59%
   1998          25,873       4,844      728,496    83.98%
   1999          33,489       6,070      703,972    86.36%
   2000          60,726      11,178      663,929    81.67%
   2001          95,748      19,656      721,276    76.66%
   2002         176,092      33,741      735,120    66.64%
   2003         328,132      61,487      856,367    66.44%
   2004         645,792     125,374    1,087,547    72.06%
            -----------  ----------  -----------  --------
 Totals      $1,911,524    $321,601  $14,017,499    74.83%
            ===========  ==========  ===========  ========


(a) Prepared in accordance with the 2004 guidelines set by the NAIC.












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